Exhibit 99.1

SYSCO REPORTS SECOND QUARTER NET EARNINGS OF $250 MILLION AND DILUTED EPS OF $0.43

Sales of $10.2 billion are the highest on record for the second quarter

HOUSTON, February 6, 2012 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ending December 31, 2011.

Second Quarter Fiscal 2012 Highlights

•	Sales were $10.2 billion, an increase of 9.2% from $9.4 billion in the second quarter of fiscal 2011.

•	Operating income was $427 million, a decrease of 2.3%, compared to $437 million in last year’s second quarter.

•	Adjusted[1] operating income increased 2.5%, excluding gross business transformation expenses and the positive impact of corporate-owned life insurance (COLI).

•

Diluted earnings per share (EPS) were $0.43, which included a $0.03 negative impact from gross business transformation expenses. This was a decrease of 2.3% compared to last year’s second quarter EPS of $0.44, which also included a $0.03 negative impact from gross business transformation expenses, partially offset by a $0.02 benefit from COLI.

•	Adjusted diluted EPS was $0.46, an increase of 2.2% compared to the prior year period, excluding gross business transformation expenses and the positive impact of COLI.

First Half Fiscal 2012 Highlights

•	Sales were $20.8 billion, an increase of 8.9% from $19.1 billion in the first half of fiscal 2011.

•	Operating income was $936 million, a decrease of 0.7%, compared to $943 million in last year’s first half.

•	Adjusted[1] operating income increased 4.4%, excluding gross business transformation expenses and the positive impact of COLI last year.

•

Diluted EPS was $0.94, which included an $0.08 negative impact from gross business transformation expenses. This was a decrease of 1.1% compared to last year’s first half EPS of $0.95, which included a $0.04 negative impact from gross business transformation expenses and a $0.04 benefit from COLI.

•	Adjusted diluted EPS was $1.02, an increase of 7.4% compared to the prior year period, excluding gross business transformation expenses and the impact of COLI.

[1]	“Adjusted” financial results are non-GAAP financial measures. See Non-GAAP Reconciliations below for more information.

“Our case growth trends improved in the latter part of the quarter as we were well positioned to benefit from the favorable market conditions our customers experienced during the holiday season,” said Bill DeLaney, Sysco’s president and chief executive officer. “Adjusted operating earnings growth in our core business was modest however, as product cost inflation continued at historically high levels and pricing pressure remained acute.”

Second Quarter Fiscal 2012 Summary

Sales for the second quarter were $10.2 billion, an increase of 9.2% compared to sales in the same period last year. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 6.3%. Inflation continued to be broad-based, but was impacted most significantly by increased prices for meat, canned/dry and frozen products. This compares to inflation of 4.5% in the prior year period, and 7.3% in the first quarter of fiscal 2012. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.7%, and the impact of changes in foreign exchange rates for the second quarter decreased sales by 0.1%. Case volume for the company’s Broadline and SYGMA operations combined grew 3.6% during the quarter including acquisitions, and 2.8% excluding acquisitions.

Gross profit for the second quarter was $1.8 billion, an increase of 4.8%, compared to the prior year. Operating expenses in the second quarter increased $94 million, or 7.1%, compared to operating expenses in the prior year period. This was due mainly to a $58 million increase in payroll expense, a $12 million increase in gross business transformation expenses, a $10 million increase in fuel expense and a $9 million lower benefit from COLI, partially offset by a $7 million decline in expenses for the corporate-sponsored pension plan. Excluding gross business transformation expenses and the impact of COLI, adjusted operating expenses increased 5.5%. Management believes that excluding these items better represents the company’s underlying business performance.

Operating income was $427 million in the second quarter, decreasing $10 million, or 2.3% compared to operating income in the prior year. Excluding gross business transformation expenses and the impact of COLI, adjusted operating income increased 2.5%.

Net earnings for the second quarter were $250 million, a decrease of $8 million, or 3.1%, compared to net earnings in the prior year. Diluted EPS in the second quarter of fiscal 2012 was $0.43 which included a $0.03 negative impact from gross business transformation expenses. Last year’s second quarter EPS was $0.44, which also included a $0.03 negative impact from gross business transformation expenses, partially offset by a $0.02 benefit from COLI. Excluding gross business transformation expenses and the impact of COLI, second quarter fiscal 2012 adjusted EPS was $0.46, an increase of 2.2% compared to the prior year.

First Half of Fiscal 2012 Summary

Sales for the first half of fiscal 2012 were $20.8 billion, an increase of 8.9% compared to sales in the same period last year. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 6.8%. Inflation continued to be broad-based, but was impacted most significantly by increased prices for meat, canned/dry and dairy products. This compares to inflation of 3.9% in the prior year period. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.7%, and the impact of changes in foreign exchange rates for the first half increased sales by 0.3%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.6% during the first half including acquisitions, and 2.0% excluding acquisitions.

Gross profit for the first half was $3.8 billion, an increase of 5.1%, compared to the prior year. Operating expenses in the first half increased $192 million, or 7.2%, compared to operating expenses in the prior year period. This was due mainly to a $108 million increase in payroll expense, a $27 million increase in gross business transformation expenses, a $22 million lower benefit from COLI and a $24 million increase in fuel expense, partially offset by a $14 million decline in expenses for the corporate-sponsored pension plan. Excluding gross business transformation expenses and the impact of COLI, adjusted operating expenses increased 5.4%.

Operating income was $936 million in the first half, decreasing $7 million, or 0.7% compared to operating income in the prior year. Excluding gross business transformation expenses and the impact of COLI, adjusted operating income increased 4.4%.

Net earnings for the first half were $553 million, a decrease of $4 million, or 0.8%, compared to net earnings in the prior year. Diluted EPS in the first half of fiscal 2012 was $0.94 which included an $0.08 negative impact from gross business transformation expenses. Last year’s first half EPS was $0.95, which included a $0.04 negative impact from gross business transformation expenses and a $0.04 benefit from COLI. Excluding gross business transformation expenses and the impact of COLI, first half fiscal 2012 adjusted EPS was $1.02, an increase of 7.4% compared to the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $539 million for the first half of fiscal 2012 compared to $283 million in the prior year. Capital expenditures totaled $207 million for the second quarter, including $33 million related to the company’s business transformation project, and $434 million in the first half of the fiscal year which included $79 million for the business transformation project. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Conference Call & Webcast

Sysco’s second quarter fiscal 2012 earnings conference call will be held on Monday, February 6, 2012 at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 177 distribution facilities serving approximately 400,000 customers. For the fiscal year 2011 that ended July 2, 2011 the company generated record sales of more than $39 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com and for investor relations news follow us at www.twitter.com/SyscoStock.

Forward Looking Statements

General risks associated with our business include the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2012 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011, we took additional time to test the underlying ERP system and are taking additional time in fiscal 2012 to improve the underlying systems prior to larger scale development, and these actions have caused a delay in the project; until we reach the point where the underlying system functions as intended, our development timeline is uncertain. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 2, 2011, as filed with the Securities and Exchange Commission.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011
Sales	$10,244,421	$9,384,852	$20,830,811	$19,136,126
Cost of sales	8,398,771	7,623,185	17,037,561	15,528,355

Gross profit	1,845,650	1,761,667	3,793,250	3,607,771
Operating expenses	1,418,652	1,324,642	2,856,912	2,664,506

Operating income	426,998	437,025	936,338	943,265
Interest expense	28,324	28,060	57,798	59,161
Other expense (income), net	(3,472)	(1,300)	(3,222)	(2,984)

Earnings before income taxes	402,146	410,265	881,762	887,088
Income taxes	152,033	152,092	328,996	329,846

Net earnings	$250,113	$258,173	$552,766	$557,242

Net earnings:
Basic earnings per share	$0.43	$0.44	$0.94	$0.95
Diluted earnings per share	0.43	0.44	0.94	0.95

Average shares outstanding	586,188,302	584,943,749	589,095,964	586,827,575
Diluted shares outstanding	587,034,204	587,110,338	590,241,651	589,106,837

Dividends declared per common share	$0.27	$0.26	$0.53	$0.51

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Dec. 31, 2011	July 2, 2011	Jan. 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$336,531	$639,765	$209,755
Accounts and notes receivable, less allowances of $71,180, $42,436 and $67,237	2,882,730	2,898,283	2,623,300
Inventories	2,213,153	2,073,766	1,963,397
Deferred income taxes	142,068	—	—
Prepaid expenses and other current assets	73,568	72,496	70,430
Prepaid income taxes	—	48,572	—

Total current assets	5,648,050	5,732,882	4,866,882
Plant and equipment at cost, less depreciation	3,736,137	3,512,389	3,370,553
Other assets
Goodwill	1,630,879	1,633,289	1,577,108
Intangibles, less amortization	102,594	109,938	104,511
Restricted cash	132,031	110,516	134,579
Other assets	204,336	286,541	274,650

Total other assets	2,069,840	2,140,284	2,090,848

Total assets	$11,454,027	$11,385,555	$10,328,283

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable	$2,500	$181,975	$—
Accounts payable	2,074,396	2,183,417	1,804,690
Accrued expenses	857,538	856,569	761,954
Accrued income taxes	123,420	—	47,738
Deferred income taxes	—	146,083	99,285
Current maturities of long-term debt	205,916	207,031	7,867

Total current liabilities	3,263,770	3,575,075	2,721,534
Other liabilities
Long-term debt	2,649,346	2,279,517	2,653,529
Deferred income taxes	218,314	204,223	185,239
Other long-term liabilities	634,982	621,498	773,490

Total other liabilities	3,502,642	3,105,238	3,612,258
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	907,991	887,754	848,612
Retained earnings	7,923,413	7,681,669	7,392,996
Accumulated other comprehensive loss	(323,565)	(259,958)	(387,421)
Treasury stock at cost, 181,352,211, 173,597,346 and 183,761,810 shares	(4,585,399)	(4,369,398)	(4,624,871)

Total shareholders’ equity	4,687,615	4,705,242	3,994,491

Total liabilities and shareholders’ equity	$11,454,027	$11,385,555	$10,328,283

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	26-Week Period Ended
	Dec. 31, 2011	Jan. 1, 2011
Cash flows from operating activities:
Net earnings	$552,766	$557,242
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	38,757	37,679
Depreciation and amortization	200,724	198,230
Deferred income taxes	(295,801)	(181,295)
Provision for losses on receivables	21,133	19,522
Other non-cash items	(811)	(1,550)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) decrease in receivables	(23,326)	4,887
(Increase) in inventories	(152,289)	(167,912)
(Increase) decrease in prepaid expenses and other current assets	(2,051)	1,183
(Decrease) in accounts payable	(94,236)	(172,217)
(Decrease) in accrued expenses	(1,295)	(125,849)
Increase in accrued income taxes	180,362	50,130
Decrease (increase) in other assets	72,310	(19,556)
Increase in other long-term liabilities	42,282	82,430
Excess tax benefits from share-based compensation arrangements	(10)	(277)

Net cash provided by operating activities	538,515	282,647

Cash flows from investing activities:
Additions to plant and equipment	(433,858)	(317,421)
Proceeds from sales of plant and equipment	4,315	2,916
Acquisition of businesses, net of cash acquired	(36,765)	(26,546)
Maturities of short-term investments	—	24,383
(Increase) in restricted cash	(21,515)	(10,091)

Net cash used for investing activities	(487,823)	(326,759)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	195,520	173,199
Other debt borrowings	2,181	2,441
Other debt repayments	(4,068)	(4,521)
Debt issuance costs	(974)	—
Proceeds from common stock reissued from treasury for share-based compensation awards	45,417	65,555
Treasury stock purchases	(272,299)	(285,442)
Dividends paid	(307,141)	(294,089)
Excess tax benefits from share-based compensation arrangements	10	277

Net cash used for financing activities	(341,354)	(342,580)

Effect of exchange rates on cash	(12,572)	11,004

Net (decrease) in cash and cash equivalents	(303,234)	(375,688)
Cash and cash equivalents at beginning of period	639,765	585,443

Cash and cash equivalents at end of period	$336,531	$209,755

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$58,000	$59,140
Income taxes	443,044	467,788

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		26-Week Period Ended
	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011
Sales:
Broadline	$8,320,996	$7,594,497	$16,979,517	$15,542,170
SYGMA	1,403,555	1,312,770	2,788,024	2,632,266
Other	559,122	515,671	1,147,683	1,041,538
Intersegment	(39,252)	(38,086)	(84,413)	(79,848)

Total	$10,244,421	$9,384,852	$20,830,811	$19,136,126

Beginning with the third quarter of fiscal 2011, U.S. Meat operations are included in the Broadline segment. All prior periods have been restated for comparability.

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		26-Week Period Ended
	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011
Sysco Brand Sales as a % of MA-Served Sales	46.44%	45.86%	46.22%	45.84%
Sysco Brand Sales as a % of Broadline Sales	36.06%	36.30%	36.12%	36.50%
MA-Served Sales as a % of Broadline Sales	43.23%	43.24%	44.48%	44.62%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Business Transformation Expenses and COLI

(In thousands, except for per share data)

Sysco’s results of operations are impacted by costs from our multi-year Business Transformation Project. Additionally, near the end of fiscal 2011, we reallocated all of our investments in our COLI policies into low-risk, fixed-income securities and therefore we do not expect significant volatility in operating expenses, operating income, net earnings and diluted earnings per share in future periods related to these policies. We experienced significant gains in these policies during fiscal 2011. We do not expect a significant impact on fiscal 2012’s operating income, net earnings and diluted earnings per share in future periods from these policies. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses and COLI gains provides an important perspective of underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the 13-week and 26-week periods ending December 31, 2011 and January 1, 2011. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, the results for the second quarter of fiscal 2012 and the second quarter of fiscal 2011 and the first 26 weeks of fiscal 2012 and the first 26 weeks of fiscal 2011 are adjusted to remove expenses related to the Business Transformation Project and gains recorded on the adjustments to the carrying value of COLI policies. Set forth below is a reconciliation of actual operating expenses, operating income, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented:

	13-Week Period Ended December 31, 2011
	GAAP	Business Transformation	COLI	Non-GAAP
Operating expenses	$1,418,652	$(36,356)	$985	$1,383,281
Operating income	426,998	36,356	(985)	462,369
Net earnings (1)	250,113	22,610	(985)	271,738
Diluted earnings per share	$0.43	$0.03	$—	$0.46

	13-Week Period Ended January 1, 2011
	GAAP	Business Transformation	COLI	Non-GAAP
Operating expenses	$1,324,642	$(24,224)	$10,335	$1,310,753
Operating income	437,025	24,224	(10,335)	450,914
Net earnings (1)	258,173	15,244	(10,335)	263,082
Diluted earnings per share	$0.44	$0.03	$(0.02)	$0.45

	13-Week Period Change in Dollars		13-Week Period % Change
	GAAP	Non-GAAP	GAAP	Non-GAAP
Operating expenses	$94,010	$72,528	7.1%	5.5%
Operating income	(10,027)	11,455	-2.3%	2.5%
Net earnings	(8,060)	8,656	-3.1%	3.3%
Diluted earnings per share	$(0.01)	$0.01	-2.3%	2.2%

(1)	Tax impact of adjustments was $13,746 and $8,980 for the 13-week periods ended December 31, 2011 and January 1, 2011, respectively.

	26-Week Period Ended December 31, 2011
	GAAP	Business Transformation	COLI	Non-GAAP
Operating expenses	$2,856,912	$(73,361)	$1,779	$2,785,330
Operating income	936,338	73,361	(1,779)	1,007,920
Net earnings (2)	552,766	45,990	(1,779)	596,977
Diluted earnings per share	$0.94	$0.08	$—	$1.02

	26-Week Period Ended January 1, 2011
	GAAP	Business Transformation	COLI	Non-GAAP
Operating expenses	$2,664,506	$(45,971)	$23,853	$2,642,388
Operating income	943,265	45,971	(23,853)	965,383
Net earnings (2)	557,242	28,879	(23,853)	562,268
Diluted earnings per share	$0.95	$0.04	$(0.04)	$0.95

	26-Week Period Change in Dollars		26-Week Period % Change
	GAAP	Non-GAAP	GAAP	Non-GAAP
Operating expenses	$192,406	$142,942	7.2%	5.4%
Operating income	(6,927)	42,537	-0.7%	4.4%
Net earnings	(4,476)	34,709	-0.8%	6.2%
Diluted earnings per share	$(0.01)	$0.07	-1.1%	7.4%

(2)	Tax impact of adjustments was $27,371 and $17,092 for the 26-week periods ended December 31, 2011 and January 1, 2011, respectively.

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